Filed pursuant to Rule 424(b)(3)
File Nos.	333-123815
333-130808

Prospectus Supplement No. 14
(To Prospectus dated April 14, 2006)

VISTULA COMMUNICATIONS SERVICES, INC.

37,547,511 shares of common stock

This prospectus supplement supplements the Prospectus dated April 14, 2006 relating to the resale of 37,547,511 shares of our common stock.  This prospectus supplement should be read in conjunction with the Prospectus.

Rescission of Stock Option Grants

On February 9, 2007, Rupert Galliers-Pratt, Anthony Warrender, J. Marcus Payne, Jack Early and Adam Bishop executed instruments whereby they rejected the option grants made to them on February 5, 2007.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 9, 2007